Exhibit 10.20.3

CAPITAL ONE FINANCIAL CORPORATION

2004 Stock Incentive Plan

Nonstatutory Stock Option Agreement

No. of Shares Subject to Option: No. of Options

THIS AGREEMENT, dated the      of                     , 2005 (the “Date of Grant”), between CAPITAL ONE FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and First Last (“Optionee”), is made pursuant and subject to the provisions of the Company’s 2004 Stock Incentive Plan (the “Plan”), and all terms used herein that are defined in the Plan shall have the same meaning given them in the Plan unless they are otherwise defined herein:

W I T N E S S E T H :

1. Grant of Option. Pursuant and subject to the terms and conditions of the Plan and of this Agreement, the Company has granted to Optionee, effective the Date of Grant, the right and option to purchase from the Company (the “Option”) all or any part of an aggregate of No. of Options shares of Company Stock (the “Option Shares”) at the purchase price per share of $             (the “Option Price”), being not less than 100% of the Fair Market Value per share of the Common Stock on the Date of Grant, such Option to be exercisable as hereinafter provided. The Option evidenced hereby is intended to be a nonstatutory stock option that does not receive special tax treatment under Section 422 of the Internal Revenue Code.

2. Terms and Conditions. The Option evidenced by this Agreement is subject to the following terms and conditions:

(a) Expiration Date. The Option shall expire on                     , 2015 (ten years from the Date of Grant) unless earlier terminated as provided for herein.

(b) Transferability.

(i) Except as provided in the following sentence, the Option shall be nontransferable except by will or by the laws of descent and distribution and, during the lifetime of Optionee, may be exercised only by Optionee, except as provided in Section 3 below. The Option (or any portion thereof) may be transferred by the Optionee to (1) the spouse, children, or grandchildren of Optionee (“Immediate Family Members”), (2) a trust or trusts for the exclusive benefit of Optionee and/or such Immediate Family Members, or (3) a partnership in which Optionee and/or such Immediate Family Members are the only partners; provided that (w) no consideration is paid to the Optionee in connection with the transfer, (x) in the event of a transfer, the Option is exercisable, during the original transferee’s lifetime, only by the transferee or by his or her guardian or legal representative, (y) following such transfer, Optionee retains no interest or reversion in the Option (or the underlying shares upon exercise) and has no right to alter or amend the Option or revoke the transfer, and (z) subsequent transfer of the Option by the transferee (excluding transfers by will or by the laws of descent and distribution) is prohibited. Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before transfer; provided that where appropriate, all references in this Agreement to “Optionee” shall be deemed to refer to the transferee.

(ii) Following transfer, the Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before transfer (including terms and conditions based on the employment status of Optionee),.

(iii) Promptly upon transfer of the Option, the Optionee shall deliver written notice of the transfer to the Company’s Human Resources Department at the Company’s West Creek office in Richmond, Virginia. That written notice shall identify the transferee and the effective date of the transfer.

(iv) If sale to the transferee of the Company Stock issuable upon exercise of the Option is not registered under the Securities Act of 1933, as amended, the Company, in its sole discretion, may condition such sale upon such terms and requirements as it deems appropriate to comply with applicable law.

(c) Vesting of Option. Subject to the provisions of Section 3 below, the Option shall become exercisable in three tranches of one-third of the Option Shares each on the first, second and third anniversaries of the Date of Grant. Notwithstanding the foregoing, the Option shall become fully exercisable if a Change of Control occurs or upon Optionee’s Death, Disability or Retirement, as defined in the Plan.

(d) Method of Exercising and Payment for Shares. The Option may be exercised by:

(i) Following the procedures for the exercise of an Option as may be established from time to time by the Company or its designated agent (the “Procedures”). The Company will notify Optionees in writing of the Procedures which will specify (1) any required notification, whether oral or written, to the Company or its designated agent; (2) the method for cash payment of the Option Price and any additional amounts to the Company or its designated agent; (3) if an Optionee elects to substitute for all or any portion of the cash payment shares of Company Stock that an Optionee has owned for at least six months (valued at the Fair Market Value on the exercise date), the method for delivery of such shares of Company Stock to the Company or its designated agent; (4) if the Optionee exercises by means of a so-called “cashless exercise”, any requirements related to such cashless exercise and (5) any other requirements, including completion of any required tax or other forms, which must be completed prior to the exercise of the Option. The Optionee may contact the Human Resources Department at the Company’s West Creek office in Richmond, Virginia to obtain a copy of the Procedures; or

(ii) Delivering written notice of exercise to the Human Resources Department at the Company’s West Creek office in Richmond, Virginia. Such notice shall be accompanied by payment of the Option Price in full by cash (which shall include payment by check, bank draft or money order payable to the order of the Company). Instead of paying an Optionee may by election substitute for all or any portion of the cash payment, the delivery of shares of Company Stock that Optionee has owned for at least six months (valued at their Fair Market Value on the date of exercise) duly endorsed for transfer, or Optionee may exercise the Option by means of a so-called “cashless exercise” pursuant to which Company Stock may be issued directly to Optionee’s designated broker/dealer upon receipt by the Company of the Option Price in cash from such broker/dealer.

The exercise date will be, in the case of (i) above, the date upon which all of the Procedures have been completed by the Optionee, or such later date as agreed to by the Optionee and the Company or its designated agent, and in the case of (ii) above, the date that the written notice, together with any accompanying payment, is received by the Company.

3. Termination of Employment. If Optionee’s employment with the Company or any Subsidiary terminates for any reason, Optionee shall forfeit all rights under the Option except to the extent that Optionee is vested in the Option. Except as otherwise provided in subsections 3(a) and 3(b) below, the right of Optionee and Optionee’s successors in interest to exercise the Option shall terminate three months after the date Optionee’s employment terminates (but no later than the expiration date of the Option period specified in subsection 2(a) above).

(a) Exercise following Death. If Optionee dies while employed by the Company or any Subsidiary or within three months following termination of employment, and before the exercise in full or expiration of the Option, Optionee’s estate, or the person or persons to whom the rights under the Option shall have passed by will or the laws of descent and distribution, may exercise the Option at any time within one year next following Optionee’s death (but in any event before the expiration date of the Option period specified in subsection 2(a) above) for the number of Option Shares for which Optionee could have exercised the Option on the date of death.

(b) Exercise following Disability or Retirement. In the event of termination of Optionee’s employment by the Company or any Subsidiary by reason of Disability approved by the Company or, by reason of Retirement before exercise in full or expiration of the Option, Optionee may exercise the Option at any time within one year next following such termination of employment (but in any event before the expiration date of the Option period specified in subsection 2(a) above) for the number of Option Shares for which Optionee could have exercised the Option on the date of termination.

For purposes of this Section 3, it shall not be considered a termination of employment if Optionee is placed by the Company or any Subsidiary on military or sick leave or such other type of leave of absence that the Committee in its sole discretion considers as continuing the employment relationship intact. At the time of any exercise of any Option exercised pursuant to this Section 3, the Option Price shall be paid in full as provided in Section 2.

Notwithstanding subsections 3(a) and 3(b) above, in no event may an Option be exercised after the expiration date of the Option period specified in subsection 2(a) above.

4. Governing Law. This Agreement shall be governed by federal law and, to the extent not preempted thereby, by the laws of the Commonwealth of Virginia.

5. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

6. Optionee Bound by Plan. In consideration of the grant of the Option, Optionee agrees that he will comply with such conditions as the Board of Directors and the Committee may impose on the exercise of the Option and be bound by the terms of the Plan.

7. Change in Capital Structure. In the event of changes in the capital structure of the Company, appropriate adjustments in the number of shares for which the Option shall be exercisable, the Option Price, or both, shall be made, as provided in Section 4.4 of the Plan.

8. Tax Obligations Upon Exercise of Options. The difference, on the date of exercise, between the fair market value of Company Stock purchased and the Option Price is compensation taxable to Optionee as ordinary income on the date of exercise and subject to applicable federal and state taxes that the Company is obligated to withhold. Optionee is required to make arrangements suitable to the Company for the payment of all applicable withholding taxes. By a timely election, Optionee may elect to have the Company withhold upon exercise the number of shares of Company Stock having a fair market value equal to the minimum applicable withholding taxes.

9. Employment Status. This Agreement does not constitute a contract of employment nor does it alter your terminable at will status or otherwise guarantee future employment.

10. Binding Effect. This Agreement shall be binding upon, enforceable against, and inure to the benefit of Optionee, his legatees, distributees and personal representatives, and the Company and its successors and assigns.

The Company from time to time distributes and makes available to associates a disclosure document relating to the Plan. You may also contact the HR Help Center to obtain a copy of the Plan disclosure document and the Plan. You should carefully read the Plan disclosure document and the Plan. By accepting the benefits of this option you acknowledge receipt of the Plan, and the Plan disclosure document and agree to be bound by the terms of this option and the Plan.

IN WITNESS WHEREOF, CAPITAL ONE FINANCIAL CORPORATION has caused this Agreement to be signed on its behalf.

CAPITAL ONE FINANCIAL CORPORATION

By:

[signature]
Matthew Schuyler
Executive Vice President, Human Resources